As filed with the Securities and Exchange Commission on November 21, 2003.

Registration No. 333-109799

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

(Exact name of each registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	6411 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification No.)

American Safety Insurance Holdings, Ltd.

44 Church Street

P.O. Box HM2064

Hamilton HM HX, Bermuda

(441) 296-8560

(Address, Including Zip Code, and Telephone Number, Including Area Code of Each Registrant’s Principal Executive Offices)

Fred J. Pinckney

American Safety Holdings Corp.

1845 The Exchange

Atlanta, Georgia 30339

(770) 485-4346

FAX: (770) 485-5892

(Address, Including Zip Code, and Telephone Number, Including Area Code of Agent for Service)

With Copies to:

W. Brinkley Dickerson, Jr. Troutman Sanders LLP 600 Peachtree Street, Suite 5200 Atlanta, Georgia 30308 (404) 885-3000 FAX: (404) 962-6743	Paul D. Freshour Arnold & Porter 1600 Tysons Boulevard, Suite 900 McLean, Virginia 22102 (703) 720-7008 FAX: (703) 720-7399

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-109799

CALCULATION OF REGISTRATION FEE

Title Of Shares To Be Registered	Amount To Be Registered (1)	Proposed Maximum Aggregate Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)(3)
Common Shares, par value $.01 per share.	2,567,656	$12.15	$31,197,020	$2,527

(1)	Includes 334,911 Common Shares issuable upon exercise of the underwriters’ over-allotment option.
(2)	Estimated solely for purposes of calculating the registration fee which is calculated pursuant to Rule 457(c) under the Securities Act of 1933.
(3)	Previously paid registration fee of $2,590 on October 17, 2003.

This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(d) under the Securities Act of 1933.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This amendment is being filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(d) under the Securities Act of 1933, as amended. This amendment relates to the public offering of Common Stock of American Safety Insurance Holdings, Ltd. contemplated by the Registration Statement on Form S-1, File No. 333-109799, declared effective by the Commission on November 20, 2003 (the “Prior Registration Statement”), and is being filed solely to add an exhibit to the Prior Registration Statement.

EXHIBIT INDEX

Exhibit		Description

†1.1		Form of Underwriting Agreement

4.1		Memorandum of Association of American Safety Insurance Holdings, Ltd. (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form S-1 of American Safety Insurance Holdings, Ltd. (Registration No. 333-42749) as filed with the Commission on January 27, 1998)

4.2		Bye-Laws of American Safety Insurance Holdings, Ltd. (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Registration Statement on Form S-1 of American Safety Insurance Holdings, Ltd. (Registration No. 333-42749) as filed with the Commission on January 27, 1998)

4.3		Specimen Common Share Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-1 of American Safety Insurance Holdings, Ltd. (Registration No. 333-42749) as filed with the Commission on January 27, 1998)

†4.4		Certificate of Incorporation on Change of Name

5.1		Opinion of Conyers Dill & Pearman

†8.1		Tax Opinion of Troutman Sanders LLP

10.1		Employment Contract between American Safety Insurance Holdings, Ltd. and Stephen R. Crim (incorporated by reference to Exhibit 10.6 to American Safety Insurance Holdings, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 1-14795) as filed with the Commission on April 1, 2002)

10.2	(a)	Incentive Stock Option Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Registration Statement on Form S-1 of American Safety Insurance Holdings, Ltd. (Registration No. 333-42749) as filed with the Commission on January 27, 1998)

10.2	(b)	First Amendment to the Incentive Stock Option Plan (incorporated by reference to Exhibit 10.5(b) to the Form 10-Q for the quarter ended June 30, 2003 of American Safety Insurance Holdings, Ltd. as filed with the Commission on August 14, 2003)

10.3		Intentionally Reserved

10.4		Directors Stock Award Plan (incorporated by reference to Exhibit 10.3 to Amendment No. 1 to the Registration Statement on Form S-1 of American Safety Insurance Holdings, Ltd. (Registration No. 333-42749) as filed with the Commission on January 27, 1998)

10.5		Lease Agreement between 1845 Tenants-In-Common (formerly known as Windy Hill Exchange, L.L.C.) and American Safety Insurance Services, Inc. (formerly known as Environmental Management Services, Inc.) for office space in Atlanta, Georgia (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 of American Safety Insurance Holdings, Ltd. (Registration No. 333-42749) as filed with the Commission on December 19, 1997)

10.6	(a)	Program Management Agreement between Synergy Insurance Services, Inc. (now known as American Safety Insurance Services, Inc.) and American Safety Risk Retention Group, Inc. (incorporated by reference to Exhibit 10.5 to Amendment No. 1 to the Registration Statement on Form S-1 of American Safety Insurance Holdings, Ltd.(Registration No. 333-42749) as filed with the Commission on January 27, 1998)

†10.6	(b)	Program Management Agreement between American Safety Insurance Services, Inc. and American Safety Risk Retention Group, Inc.

†10.6	(c)	Allocation Agreement among American Safety Insurance Services, Inc., American Safety Casualty Insurance Company, American Safety Indemnity Company, and American Safety Risk Retention Group

†21.1		Subsidiaries of American Safety Insurance Holdings, Ltd.

23.1		Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

†23.2		Consent of Troutman Sanders LLP (included in Exhibit 8.1)

†23.3		Consent of KPMG LLP

†24.1		Power of Attorney

†	Previously filed in connection with the Registration Statement on Form S-1 (File No. 333-109799) of American Safety Insurance Holdings, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, American Safety Insurance Holdings, Ltd. has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, on the 21st day of November, 2003.

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

By:	/s/ STEPHEN R. CRIM

President and Chief Executive Officer

	Signature	Title	Date

By:	/s/ STEPHEN R. CRIM Stephen R. Crim	President and Chief Executive Officer (Principal Executive Officer) and Director	November 21, 2003

By:	/S/ STEVEN B. MATHIS Steven B. Mathis	Chief Financial Officer (Principal Financial and Accounting Officer)	November 21, 2003

By:	* Cody W. Birdwell	Director	*

By:	* David V. Brueggen	Director	*

By:	* Lawrence I. Geneen	Director	*

By:	* William O. Mauldin, Jr.	Director	*

By:	* Thomas W. Mueller	Director	*

By:	* Frederick C. Treadway	Director	*

By:	* Jerome D. Weaver	Director	*

*By:	/s/ STEPHEN R. CRIM	November 21, 2003

Name:	Stephen R. Crim Attorney-in-Fact

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS

The following exhibits are filed as part of this amendment:

Exhibit		Description

†1.1		Form of Underwriting Agreement

4.1		Memorandum of Association of American Safety Insurance Holdings, Ltd. (incorporated by reference to Exhibit 3.1 to Amendment No.1 to the Registration Statement on Form S-1 of American Safety Insurance Holdings, Ltd. (Registration No. 333-42749) as filed with the Commission on January 27, 1998)

4.2		Bye-Laws of American Safety Insurance Holdings, Ltd. (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Registration Statement on Form S-1 of American Safety Insurance Holdings, Ltd. (Registration No. 333-42749) as filed with the Commission on January 27, 1998)

4.3		Specimen Common Share Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-1 of American Safety Insurance Holdings, Ltd. (Registration No. 333-42749) as filed with the Commission on January 27, 1998)

†4.4		Certificate of Incorporation on Change of Name

5.1		Opinion of Conyers Dill & Pearman

†8.1		Tax Opinion of Troutman Sanders LLP

10.1		Employment Contract between American Safety Insurance Holdings, Ltd. and Stephen R. Crim (incorporated by reference to Exhibit 10.6 to American Safety Insurance Holdings, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 1-14795) as filed with the Commission on April 1, 2002)

10.2	(a)	Incentive Stock Option Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Registration Statement on Form S-1 of American Safety Insurance Holdings, Ltd. (Registration No. 333-42749) as filed with the Commission on January 27, 1998)

10.2	(b)	First Amendment to the Incentive Stock Option Plan (incorporated by reference to Exhibit 10.5(b) to the Form 10-Q for the quarter ended June 30, 2003 of American Safety Insurance Holdings, Ltd. as filed with the Commission on August 14, 2003)

10.3		Intentionally Reserved

10.4		Directors Stock Award Plan (incorporated by reference to Exhibit 10.3 to Amendment No. 1 to the Registration Statement on Form S-1 of American Safety Insurance Holdings, Ltd. (Registration No. 333-42749) as filed with the Commission on January 27, 1998)

Exhibit		Description

10.5		Lease Agreement between 1845 Tenants-In-Common (formerly known as Windy Hill Exchange, L.L.C.) and American Safety Insurance Services, Inc. (formerly known as Environmental Management Services, Inc.) for office space in Atlanta, Georgia (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 of American Safety Insurance Holdings, Ltd. (Registration No. 333-42749) as filed with the Commission on December 19, 1997)

10.6	(a)	Program Management Agreement between Synergy Insurance Services, Inc. (now known as American Safety Insurance Services, Inc.) and American Safety Risk Retention Group, Inc. (incorporated by reference to Exhibit 10.5 to Amendment No. 1 to the Registration Statement on Form S-1 of American Safety Insurance Holdings, Ltd.(Registration No. 333-42749) as filed with the Commission on January 27, 1998)

†10.6	(b)	Program Management Agreement between American Safety Insurance Services, Inc. and American Safety Risk Retention Group, Inc.

†10.6	(c)	Allocation Agreement among American Safety Insurance Services, Inc., American Safety Casualty Insurance Company, American Safety Indemnity Company, and American Safety Risk Retention Group

†21.1		Subsidiaries American Safety Insurance Holdings, Ltd.

23.1		Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

†23.2		Consent of Troutman Sanders LLP (included in Exhibit 8.1)

†23.3		Consent of KPMG LLP

†24.1		Power of Attorney

†	Previously filed in connection with the Registration Statement on Form S-1 (File No. 333-109799) of American Safety Insurance Holdings, Ltd.